Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statements (Form S-3 Nos. 333-188063, 333-189234, and 333-192416) of Clovis Oncology, Inc., and

(2)	Registration Statements (Form S-8 Nos. 333-182278 and 333-190565) of Clovis Oncology, Inc.;

of our reports dated February 28, 2014, with respect to the consolidated financial statements of Clovis Oncology, Inc., and the effectiveness of internal control over financial reporting of Clovis Oncology, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2013.

/s/ Ernst & Young LLP

Denver, Colorado

February 28, 2014